Exhibit 5.2

March 8, 2024

JEPLAN Holdings, Inc.

12-2 Ogimachi
Kawasaki-ku, Kawasaki-shi

Kanagawa, Japan 210-0867

Re:	Registration Statement of JEPLAN Holdings, Inc. on Form F-4 File No. 333-274418

Ladies and Gentlemen:

We have acted as United States counsel to JEPLAN Holdings, Inc., a corporation (kabushiki kaisha) organized under the laws of Japan (“PubCo”), in connection with the registration by PubCo with the United States Securities and Exchange Commission (the “Commission”) of 8,625,000 warrants entitling the holder to purchase one common share, no par value (each, a “PubCo Share”), of PubCo at a price of USD $11.54 per PubCo Share (the “PubCo Warrants”) per PubCo Warrant, pursuant to a Registration Statement on Form F-4, Registration No. 333-274418, initially filed by PubCo with the Commission on September 8, 2023 (as amended, the “Registration Statement”).

The PubCo Warrants, which will be issued by PubCo in accordance with the laws of Japan and delivered to the New Warrant Agent (as defined below) for further delivery to the holders of the Original Warrants (as defined below), will be governed by the Warrant Agreement, dated December 16, 2021, between AP Acquisition Corp, a Cayman Islands exempted company limited by shares (“APAC”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Original Warrant Agent”), pursuant to which the original warrants of APAC (the “Original Warrants”) were issued (the “Original Warrant Agreement”), as modified by a Warrant Assignment and Assumption Agreement (the “Warrant Assumption Agreement”) to be entered into by and among APAC, PubCo, the Original Warrant Agent, and Computershare Inc., a Delaware corporation, and Computershare Trust Company, N.A., a federally chartered trust company and an affiliate of Computershare Inc. (together with Computershare Inc., the “New Warrant Agent”), and an Amended and Restated Warrant Agreement (the “Amended Warrant Agreement”), which incorporates the terms and conditions of the PubCo Warrants attached thereto, to be entered into by and between PubCo and the New Warrant Agent. Upon consummation of the business combination contemplated by the Business Combination Agreement, dated June 16, 2023 (the “Business Combination Agreement”), by and among APAC, PubCo, JEPLAN MS, Inc., a Cayman Islands exempted company limited by shares and a wholly owned subsidiary of PubCo (“Merger Sub”), and JEPLAN, Inc., a corporation (kabushiki kaisha) organized under the laws of Japan (“JEPLAN”), and the execution and delivery of the Warrant Assumption Agreement and the Amended Warrant Agreement, each outstanding Original Warrant will cease to exist in exchange for one PubCo Warrant (the “Assignment and Assumption”).

We have examined the Original Warrant Agreement, the form of Warrant Assumption Agreement, the form of Amended and Restated Warrant Agreement, and such other documents, and considered such legal matters, as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of PubCo. We have assumed that (i) each of APAC and the Original Warrant Agent is validly existing and has duly authorized, executed and delivered the Original Warrant Agreement, will duly authorize, execute, and deliver the Warrant Assumption Agreement, and had and/or has all requisite legal ability to do so, and (ii) each of Computershare Inc. and Computershare Trust Company, N.A. is validly existing and will duly authorize, execute, and deliver each of the Warrant Assumption Agreement and the Amended Warrant Agreement, and has all requisite legal ability to do so. We have also assumed that pursuant to Japanese law, PubCo is validly existing, has the power to execute the Warrant Assumption Agreement and will duly authorize, execute, and deliver the Warrant Assumption Agreement, and has all requisite legal ability to do so.

Greenberg Traurig, LLP ■ Attorneys at Law ■ WWW.GTLAW.COM

JEPLAN Holdings, Inc.

March 8, 2024

Based upon the foregoing, we are of the opinion that, upon the consummation of the Assignment and Assumption and performance by all parties of their obligations under the Warrant Assumption Agreement, the Original Warrant Agreement, and the Amended Warrant Agreement, the PubCo Warrants will constitute valid and legally binding obligations of PubCo enforceable against PubCo in accordance with their terms, except: (a) as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the Federal and state securities laws; and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. With respect to the validity of the PubCo Warrants and the PubCo Shares underlying the PubCo Warrants, you have received, and we understand that you are relying upon, the opinion of Greenberg Traurig Tokyo Law Offices, Japanese counsel to the Company.

The opinions expressed above are limited to the laws of the State of New York and we have not considered and express no opinion on the effect of any laws or the laws of any other state or jurisdiction, including state and federal laws relating to securities or other federal laws, or the rules and regulations of stock exchanges or any other regulatory body.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig